Exhibit 21
to
Form 10-K
of
Protective Life Corporation
for
Fiscal Year
Ended December 31, 2002

The following wholly-owned subsidiary of Protective Life Corporation is organized under the laws of the State of Tennessee and does business under its corporate name:

Protective Life Insurance Company

The following wholly-owned subsidiary of Protective Life Insurance Company is incorporated under the laws of the State of Nebraska and does business under its corporate name:

West Coast Life Insurance Company